Exhibit 99.1

Dear Friends and Shareholders:

Genius Brands International’s news last week regarding the launch of our new KARTOON CHANNEL!, which is available in over 100 million U.S. television households and across 200 million mobile devices, is a turning point in the life of our company, at a turning point in time of our economy.

KARTOON CHANNEL! is what we like to call a ‘Netflix for kids’, except it is free. There is no subscription fee. It is fully ad-supported.   It is a pure cartoon play, with no ‘natural predators’, and what one of our board members described as an "economic vaccine for COVID-19."

During these times, when kids are home from school and viewing is dramatically increasing, Kartoon Channel! provides a parent friendly schedule grounded with core animated programs that have learning and curriculums, as well as entertainment value, in them, e.g. Warren Buffett's Secret Millionaires Club (financial literacy), Thomas Edison's Secret Lab (STEM), Young Martha and Friends (creativity--cooking, gardening, crafts, DIY).

1

In addition, Kartoon Channel! has acquired a large (almost 4,000 episodes!) and carefully curated number of animated programs ranging from Archie’s Weird Mysteries to Minecraft; Journey to the End, to Gummy Bear and Friends, that are safe, fun, and without violence, negative stereotypes, or objectionable language.

Though we can't compare ourselves to linear cable channels, it should be noted that when Disney Channel, Nickelodeon, and Cartoon Network all went on the air, they started with a 10 million order of magnitude subscribers.  Kartoon Channel! is an 'on-demand' channel which means like Netflix, we offer a menu of offerings and the viewer then determines which program he or she chooses to watch. Having said the above, when Kartoon Channel! goes live on June 15, it will be available in over 100 million U.S. television households, and over 200 million mobile devices. All free to the viewer.  All ad-supported.(with the exception of a small tranche of platforms, where the viewer can elect an SVOD option with no commercials)  If you have Amazon Prime, you can see it.  If you have Apple TV, you can see it. If you have Comcast, Cox, or DISH and Sling TV, you can see it.  I cannot recall any children’s channel ever starting with such complete distribution, on Day 1, and let alone, at a time when the demand could not possibly be higher.  Those of us with young kids (as I do) have seen this more clearly than anyone.  Kids are staying home and viewing the same shows over and over, but hungry for something different. Parents are searching for new content, often looking for ways to enrich their kids from home with something fresh and original.

While all of the above was occurring with Kartoon Channel!, it should be noted that last Tuesday we also announced that  our  RAINBOW RANGERS toys from Mattel, based on our hit series on Nick Jr., will hit Walmart stories in August beginning with a multipack of Rainbow Rangers figures.  Over 350 other licensed consumer product SKUs are due too, some of which are now already on Amazon.com, Walmart.com, and Target.com.

2

It has been a busy week and an exciting week for Genius Brands, and with all of this news, there was a surge of activity buying Genius Brands shares, and the stock price rose as a result. Based on that, we did a cash raise to provide adequate ‘gunpowder’ to fund new episodes of RAINBOW RANGERS on air, to coincide when toys go on shelf at Walmart in August, as well as have funds to ensure first-class build-out of Kartoon Channel! when we go live on June 15,  including not only content acquisitions and marketing, but on-air branding--bumpers, graphics, and musical stings, etc.

It is a huge opportunity on a 'rising sea', and as we have witnessed from Netflix and Disney+ recently, on-demand viewership is rising dramatically, and we look forward to filling this need with a powerful new driver, Kartoon Channel!

This is an extraordinarily exciting time for Genius Brands and its assets.  More than ever we are being thoughtful on how to harness the momentum of increasing viewership, and the accompanying advertiser revenue, alongside the power of the brands we have and are bringing forth.

Standby… More news will be coming soon!!!

Sincerely,

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

3

4

Forward Looking Statements:
Certain statements in this notice constitute "forward-looking statements" within the meaning o the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

5